Exhibit 10.17
EMPLOYMENT AGREEMENT
This Employment Agreement (this “Agreement”), dated as of November 13, 2014, is hereby made by and between Wyndham Worldwide Corporation, a Delaware corporation (the “Company”), and Gail Mandel (the “Executive”).
WHEREAS, the Company desires to employ the Executive, and the Executive desires to serve the Company, in accordance with the terms and conditions of this Agreement.
NOW THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:
SECTION I
EFFECTIVENESS
This Agreement will be deemed effective and enforceable by the parties hereto as of the Effective Date (as defined below).
SECTION II
EMPLOYMENT; POSITION AND RESPONSIBILITIES
During the Period of Employment (as defined in Section III below) the Company agrees to employ the Executive and the Executive agrees to be employed by the Company in accordance with the terms and conditions set forth in this Agreement.
During the Period of Employment, the Executive will serve as the Chief Executive Officer of the Company’s exchange and rentals business (“WER”) and will report to, and be subject to the direction of, the Chief Executive Officer of the Company (the “Supervising Officer”). The Executive will perform such duties and exercise such supervision with regard to the business of the Company as are associated with her position, such as exercising responsibility for the exchange and rentals segment results, as well as such reasonable additional duties as may be prescribed from time to time by the Supervising Officer. The Executive will, during the Period of Employment, devote substantially all of her time and attention during normal business hours to the performance of services for the Company, or as otherwise directed by the Supervising Officer from time to time. The Executive will maintain a primary office and generally conduct her business in Parsippany, New Jersey, except for customary business travel in connection with her duties hereunder.

SECTION III
PERIOD OF EMPLOYMENT
The period of the Executive’s employment under this Agreement (the “Period of Employment”) will begin on November 13, 2014 (the “Effective Date”) and will end on November 13, 2017, subject to earlier termination as provided in this Agreement. No later than 180 days prior to the expiration of the Period of Employment, the Company and the Executive will commence a good faith negotiation regarding extending the Period of Employment; provided, that neither party hereto will have any obligation hereunder or otherwise to consummate any such extension or enter into any new agreement relating to the Executive’s employment with the Company. For the avoidance of doubt, the Executive will not be entitled to payments pursuant to Section VI of this Agreement by reason of the Company electing to not extend this Agreement or enter into a new agreement with the Executive to extend the Period of Employment.
SECTION IV
COMPENSATION AND BENEFITS

For all services rendered by the Executive pursuant to this Agreement during the Period of Employment, including services as an executive officer, director or committee member of the Company or any subsidiary or affiliate of the Company, the Executive will be compensated as follows:
A.    Base Salary.
During the Period of Employment, the Company will pay the Executive base salary at an annual rate equal to five hundred and twenty thousand dollars ($520,000) commencing effective on the Effective Date, subject to annual increases as the Compensation Committee (the “Committee”) of the Company’s Board of Directors (the “Board”), deems appropriate in its sole discretion (“Base Salary”). Base Salary will be payable according to the customary payroll practices of the Company.
B.    Annual Incentive Awards.
The Executive will be eligible to earn an annual incentive compensation award in respect of each fiscal year of the Company during the Period of Employment, subject to the Committee’s discretion to grant such awards, based upon a target award opportunity equal to 100% of Base Salary earned during each such year, effective March 28, 2014 (and 50% prior to that date, with any Annual Incentive Award paid for fiscal 2014 to be prorated), and subject to the terms and conditions of the annual incentive plan covering employees of the Company, and further subject to attainment by the Company and/or the WER segment of such performance goals, criteria or targets established and certified by the Committee in its sole discretion in respect of each such fiscal year (each such annual incentive, an “Incentive Compensation Award”), provided that the Executive’s bonus targets relating to Incentive Compensation Awards will be based upon targets substantially equivalent to those applicable to other comparable senior executive officers (excluding the Supervising Officer).

Solely for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), the Executive will continue to participate in the Global Annual Incentive Plan as a non-SEL level participant until the commencement of the performance period for any annual incentive plan that may be established for the 2015 fiscal year. Any earned Incentive Compensation Award will be paid to the Executive at such time as will be determined by the Committee, but in no event later than the last day of the calendar year following the calendar year with respect to which the performance targets relate.
C.    Long Term Incentive Awards.
The Executive will be eligible for long term incentive awards as determined by the Committee, and the Executive will participate in such grants at a level commensurate with her position as a senior executive officer of the Company. For purposes of this Agreement, awards described in this paragraph are referred to as “Long Term Incentive Awards.” Any Long Term Incentive Awards will vest as determined by the Committee, including with respect to any performance-based conditions applicable to vesting, in its sole and absolute discretion, and will be subject to the terms and conditions of the Company’s 2006 Equity and Incentive Plan (restated as of February 27, 2014) and any amended or successor plan thereto (the “Equity Plan”) and the applicable agreement evidencing such award as determined by the Committee.
During the first quarter of 2015, the Executive will be awarded, subject to Committee approval, the following equity awards constituting her Long Term Incentive Awards for the 2015 fiscal year: (i) time-based restricted stock units (“RSU 2015 Annual Grant”), with the number of such units determined by dividing a grant value of no less than $1,500,000 by the closing market price of the Company’s common stock on the date of grant and (ii) an LTIP modifier award consisting of performance-vested restricted stock units, with the number of such units determined by dividing an amount equal to 50% of the grant value of her 2015 RSU Annual Grant by the closing market price of the Company’s stock on the date of grant, the vesting of which will be subject to attainment by the Company over the specified performance period of performance goals established and certified by the Committee in its sole discretion. Each such award will be subject to the terms and conditions of the Equity Plan and the applicable agreement evidencing such award as determined by the Committee.
D.    Employee Benefits.
During the Period of Employment, the Company will provide the Executive with employee benefits generally offered to all eligible full-time employees of WER, and with perquisites generally offered to similarly situated senior executive officers of the Company, subject to the terms of the applicable employee benefit plans or policies of WER and/or the Company.
E.    Expenses.
During the Period of Employment, the Company will reimburse the Executive for reasonable business expenses incurred by the Executive in connection with the performance of her duties and obligations under this Agreement, subject to Executive’s compliance with such limitations and reporting requirements with respect to expenses as may be established by the Company from time to time. The Company will reimburse all taxable business expenses to the Executive promptly following submission but in no event later than the last day of the Executive’s taxable year following the taxable year in which the expenses are incurred.
SECTION V
DEATH AND DISABILITY
The Period of Employment will end upon the Executive’s death. If the Executive becomes Disabled (as defined below) during the Period of Employment, the Period of Employment may be terminated at the option of the Executive upon notice of resignation to the Company, or at the option of the Company upon notice of termination to the Executive. For purposes of this Agreement, “Disability” will have the meaning set forth in Section 409A of the Code, and the rules and regulations promulgated thereunder (“Code Section 409A”). The Company’s obligation to make payments to the Executive under this Agreement will cease as of such date of termination due to death or Disability, except for Base Salary earned but unpaid and any Incentive Compensation Awards earned but unpaid for a prior completed fiscal year, if any, as of the date of such termination, which will be paid in accordance with the terms set forth in Sections IV-A and IV-B, respectively. Notwithstanding the foregoing, the Company will not take any action with respect to the Executive’s employment status pursuant to this Section V earlier than the date on which the Executive becomes eligible for long-term disability benefits under the terms of the Company’s long-term disability plan in effect from time to time.
SECTION VI
EFFECT OF TERMINATION OF EMPLOYMENT
A.    Without Cause Termination and Constructive Discharge. If the Executive’s employment terminates during the Period of Employment due to either a Without Cause Termination or a Constructive Discharge (each as defined below), the Company will pay or provide the Executive, as applicable (or her surviving spouse, estate or personal representative, as applicable), subject to Section XIX:
i    a lump sum payment equal to 200% multiplied by the sum of (x) the Executive’s then current Base Salary, plus (y) an amount equal to the highest Incentive Compensation Award paid to the Executive with respect to the three fiscal years of the Company immediately preceding the fiscal year in which Executive’s termination of employment occurs, but in no event will the amount set forth in this subsection (y) exceed 100% of the Executive’s then current Base Salary;
ii.    subject to Section VI-D below, (x) all time-based Long Term Incentive Awards (including all stock options and stock appreciation rights) granted on or after the Effective Date which would have otherwise vested within one (1) year following the Executive’s termination of employment, will vest upon the Executive’s termination of employment; and (y) any performance-based Long Term Incentive Awards (including restricted stock units but excluding stock options and stock appreciation rights) granted on or after the Effective Date, will vest and be paid on a pro rata basis (to the extent that the performance goals applicable to the Long Term Incentive Award are achieved), with such proration to be determined based upon the portion of the full performance period during which the Executive was employed by the Company plus 12 months (or, if less, assuming employment for the entire performance period), with the payment of any such vested performance-based Long Term Incentive Awards to occur at the time that the awards vest and are paid to employees generally. The provisions relating to Long Term Incentive Awards set forth in this Section will not supersede or replace any provision or right of the Executive relating to the acceleration of the vesting of such awards in the event of a change in control of the Company or the Executive’s death or disability, whether pursuant to an applicable stock plan document or award agreement;
iii.    a two year post-termination exercise period (but in no event beyond the original expiration date) for all vested and outstanding stock appreciation rights and options held by the Executive on the date of termination; and
iv.    any of the following amounts that are earned but unpaid through the date of such termination: (x) Incentive Compensation Award for a prior completed fiscal year and (y) Base Salary.
B.    Termination for Cause; Resignation. If the Executive’s employment terminates due to a Termination for Cause or a Resignation, Base Salary earned but unpaid as of the date of such termination will be paid to the Executive in accordance with Section VI-D below. Outstanding stock options and other equity awards held by the Executive as of the date of termination will be treated in accordance with their terms.
C.    For purposes of this Agreement, the following terms have the following meanings:
i.    “Termination for Cause” means a termination of the Executive’s employment by the Company due to (a) the Executive’s willful failure to substantially perform her duties as an employee of the Company or any of its subsidiaries (other than any such failure resulting from incapacity due to physical or mental illness) or material breach of the Company’s Code of Conduct, (b) any act of fraud, misappropriation, dishonesty, embezzlement or similar conduct against the Company or any of its subsidiaries, (c) the Executive’s conviction or plea of nolo contendere for a felony (or its state law equivalent) or any crime involving moral turpitude or dishonesty (which conviction, due to the passage of time or otherwise, is not subject to further appeal), (d) the Executive’s gross negligence in the performance of her duties or (e) the Executive purposely or negligently makes a false certification regarding the Company’s financial statements. The Company will provide written notice to the Executive of its intention to terminate the Executive’s employment and that such termination is a Termination for Cause, along with a description of the Executive’s conduct that the Company believes gives rise to the Termination for Cause, and provide the Executive with a period of fifteen (15) days to cure such conduct (unless the Company reasonably determines in its sole discretion that the Executive’s conduct is not subject to cure) and/or challenge the Company’s determination that such termination was a Termination for Cause; provided, however, that (i) the determination of whether such conduct has been cured and/or gives rise to a Termination for Cause will be made by the Company in its sole discretion and (ii) the Company will be entitled to immediately and unilaterally restrict or suspend the Executive’s duties during such fifteen (15) day period pending such determination.

ii.    “Constructive Discharge” means, without the consent of the Executive, (a) any material breach by the Company of the terms of this Agreement, (b) a material diminution in Base Salary, (c) a material diminution in the Executive’s authority, duties or responsibilities, (d) a relocation of the Executive’s primary office to a location more than fifty (50) miles from her then current primary business office or (e) in connection with a transaction described in Section XII below, the failure of the acquiring company to assume this Agreement for any reason. The Executive will provide the Company a written notice that describes the circumstances being relied on for such termination with respect to this Agreement within thirty (30) days after the event, circumstance or condition giving rise to the notice. The Company will have thirty (30) days after receipt of such notice to remedy the situation prior to the termination for Constructive Discharge.

iii.    “Without Cause Termination” or “Terminated Without Cause” means termination of the Executive’s employment by the Company other than due to death, Disability, or Termination for Cause.

iv.    “Resignation” means a termination of the Executive’s employment by the Executive, other than in connection with a Constructive Discharge.

D.    Conditions to Payment and Acceleration. In the event of a termination under this Section VI, any earned but unpaid Base Salary as of the date of such termination will be paid in accordance with Section IV-A, and in the event of a Termination Without Cause or a Constructive Discharge, any earned but unpaid Incentive Compensation Award for a prior completed fiscal year as of the date of such termination will be paid in accordance with Section IV-B. All payments due to the Executive under Sections VI-A(i) will be made to the Executive in a lump sum no later than the 60th day following the date of termination; provided however, that (i) all payments and benefits under Sections VI-A(i) - (iii) will be subject to, and contingent upon, the execution by the Executive (or her beneficiary or estate) of a release of claims against the Company and its affiliates in such reasonable form determined by the Company in its sole discretion and (ii) in the event that the period during which the Executive is entitled to consider the general release (and to revoke the release, if applicable) spans two calendar years, then any payment that otherwise would have been payable during the first calendar year will in no case be made until the later of (A) the end of the revocation period (assuming that the Executive does not revoke), or (B) the first business day of the second calendar year (regardless of whether the Executive used the full time period allowed for consideration), all as required for purposes of Code Section 409A. The payments due to the Executive under Section VI-A will be in lieu of any other severance benefits otherwise payable to the Executive under any severance plan of the Company or its affiliates.

SECTION VII

OTHER DUTIES OF THE EXECUTIVE
DURING AND AFTER THE PERIOD OF EMPLOYMENT

A.    The Executive will, with reasonable notice during or after the Period of Employment, furnish information as may be in her possession and fully cooperate with the Company and its affiliates as may be requested in connection with any claims or legal action in which the Company or any of its affiliates is or may become a party. After the Period of Employment, the Executive will cooperate as reasonably requested with the Company and its affiliates in connection with any claims or legal actions in which the Company or any of its affiliates is or may become a party. The Company agrees to reimburse the Executive for any reasonable out-of-pocket expenses incurred by Executive by reason of such cooperation, including any loss of salary due, and the Company will make reasonable efforts to minimize interruption of the Executive’s life in connection with her cooperation in such matters as provided for in this Section VII-A.
B.    The Executive recognizes and acknowledges that all information pertaining to this Agreement or to the affairs; business; results of operations; accounting methods, practices and procedures; members; acquisition candidates; financial condition; clients; customers or other relationships of the Company or any of its affiliates (“Information”) is confidential and is a unique and valuable asset of the Company or any of its affiliates. Access to and knowledge of certain of the Information is essential to the performance of the Executive’s duties under this Agreement. The Executive will not during the Period of Employment or thereafter, except to the extent reasonably necessary in performance of her duties under this Agreement, give to any person, firm, association, corporation, or governmental agency any Information, except as may be required by law. The Executive will not make use of the Information for her own purposes or for the benefit of any person or organization other than the Company or any of its affiliates. The Executive will also use her best efforts to prevent the disclosure of this Information by others. All records, memoranda, etc. relating to the business of the Company or its affiliates, whether made by the Executive or otherwise coming into her possession, are confidential and will remain the property of the Company or its affiliates.
C.
i.    During the Period of Employment (as may be extended from time to time) and the Post Employment Period (as defined below and, together with the Period of Employment, the “Restricted Period”), irrespective of the cause, manner or time of any termination, the Executive will not use her status with the Company or any of its affiliates to obtain loans, goods or services from another organization on terms that would not be available to her in the absence of her relationship to the Company or any of its affiliates.
ii.    During the Restricted Period, the Executive will not make any statements intended to or which reasonably could have the effect of in any way injuring the interests of the Company or any of its affiliates. During the Restricted Period, the Executive, will not, without the express prior written consent of the Company which may be withheld in the Company’s sole and absolute discretion, engage in, or directly or indirectly (whether for compensation or otherwise), own or hold any proprietary interest in, manage, operate, or control, or join or participate in the ownership, management, operation or control of, or furnish any capital to or be connected in any manner with, any party or business which competes with the business of the Company or any of its affiliates, as such business or businesses may be conducted from time to time, either as a general or limited partner, proprietor, common or preferred shareholder, officer, director, agent, employee, consultant, trustee, affiliate, or otherwise. The Executive acknowledges that the Company’s and its affiliates’ businesses are conducted nationally and internationally and agrees that the provisions in the foregoing sentence will operate throughout the United States and the world.
iii.    During the Restricted Period, the Executive will not, without the express prior written consent of the Company which may be withheld in the Company’s sole and absolute discretion, directly or indirectly, request or advise any then current client, customer or supplier of the Company to withdraw, curtail or cancel its business with the Company or any of its affiliates, or solicit or contact any such client, customer or supplier with a view to inducing or encouraging such client, customer or supplier to discontinue or curtail any business relationship with the Company or any of its affiliates. The Executive will not have discussions with any employee of the Company or any of its affiliates regarding information or plans for any business intended to compete with the Company or any of its affiliates.
iv.    During the Restricted Period, the Executive will not, without the express prior written consent of the Company which may be withheld in the Company’s sole and absolute discretion, interfere directly or indirectly with the employees or affairs of the Company or any of its affiliates, or directly or indirectly cause, solicit, entice or induce (or endeavor to cause, solicit, entice or induce) any present or future employee or independent contractor of the Company or any of its affiliates to leave the employ of, or otherwise terminate its relationship with, the Company or any of its affiliates or to accept employment with, provide services to or receive compensation from the Executive or any person, firm, company, association or other entity with which the Executive is now or may hereafter become associated. The Executive hereby represents and warrants that the Executive has not entered into any agreement, understanding or arrangement with any employee of the Company or any of its subsidiaries or affiliates pertaining to any business in which the Executive has participated or plans to participate, or to the employment, engagement or compensation of any such employee.
v.    For the purposes of this Agreement, the term “proprietary interest” means legal or equitable ownership, whether through stock holding or otherwise, of an equity interest in a business, firm or entity, or ownership of any class of equity interest in a publicly-held company (unless such ownership of a publicly-held company is 5% or less); the term “affiliate” includes without limitation all subsidiaries and licensees of the Company; and the term, “Post Employment Period” means either (1) if the Executive’s employment terminates for any reason at such time following the expiration of the Period of Employment hereunder, a period of one year following the Executive’s termination of employment; or (2) if the Executive’s employment terminates during the Period of Employment hereunder, a period of two years following the Executive’s termination of employment.
D.    The Executive hereby acknowledges that damages at law may be an insufficient remedy to the Company if the Executive violates the terms of this Agreement and that the Company will be entitled, upon making the requisite showing, to preliminary and/or permanent injunctive relief in any court of competent jurisdiction to restrain the breach of or otherwise to specifically enforce any of the covenants contained in this Section VII without the necessity of posting any bond or showing any actual damage or that monetary damages would not provide an adequate remedy.

Such right to an injunction will be in addition to, and not in limitation of, any other rights or remedies the Company may have. Without limiting the generality of the foregoing, neither party will oppose any motion the other party may make for any expedited discovery or hearing in connection with any alleged breach of this Section VII.
E.    The period of time during which the provisions of this Section VII will be in effect will be extended by the length of time during which the Executive is in breach of the terms hereof as determined by any court of competent jurisdiction on the Company’s application for injunctive relief.
F.    The Executive agrees that the restrictions contained in this Section VII are an essential element of the compensation the Executive is granted hereunder and but for the Executive’s agreement to comply with such restrictions, the Company would not have entered into this Agreement.
SECTION VIII
INDEMNIFICATION
The Company will indemnify the Executive to the fullest extent permitted by the laws of the state of the Company’s incorporation in effect at that time, or the certificate of incorporation and by-laws of the Company, whichever affords the greater protection to the Executive (including payment of expenses in advance of final disposition of a proceeding as permitted by such laws, certificate of incorporation or by-laws).
SECTION IX
MITIGATION
The Executive will not be required to mitigate the amount of any payment provided for hereunder by seeking other employment or otherwise, nor will the amount of any such payment be reduced by any compensation earned by the Executive as the result of employment by another employer after the date the Executive’s employment hereunder terminates.
SECTION X
WITHHOLDING TAXES
The Executive acknowledges and agrees that the Company may directly or indirectly withhold from applicable payments under this Agreement all federal, state, city or other taxes that will be required pursuant to any law or governmental regulation.
SECTION XI
EFFECT OF PRIOR AGREEMENTS

Upon the Effective Date, this Agreement will be deemed to have superseded and replaced each prior employment or consultant agreement between the Company (and/or its affiliates, including without limitation, Cendant and its respective predecessors) and the Executive.
SECTION XII
CONSOLIDATION, MERGER OR SALE OF ASSETS
Nothing in this Agreement will preclude the Company from consolidating or merging into or with, or transferring all or substantially all of its assets to, another corporation.
SECTION XIII
MODIFICATION
This Agreement may not be modified or amended except in writing signed by the parties. No term or condition of this Agreement will be deemed to have been waived except in writing by the party charged with waiver. A waiver will operate only as to the specific term or condition waived and will not constitute a waiver for the future or act as a waiver of anything other than that which is specifically waived.
SECTION XIV
GOVERNING LAW
This Agreement has been executed and delivered in the State of New Jersey and its validity, interpretation, performance and enforcement will be governed by the internal laws of that state.
SECTION XV
ARBITRATION
A.    Any controversy, dispute or claim arising out of or relating to this Agreement or the breach hereof (other than with respect to the matters covered by Section VII for which the Company may, but will not be required to, seek injunctive relief) will be finally settled by binding arbitration in accordance with the Federal Arbitration Act (or if not applicable, the applicable state arbitration law) as follows: Any party who is aggrieved will deliver a notice to the other party setting forth the specific points in dispute. Any points remaining in dispute twenty (20) days after the giving of such notice may be submitted to arbitration in New Jersey, to the American Arbitration Association, before a single arbitrator appointed in accordance with the arbitration rules of the American Arbitration Association, modified only as herein expressly provided. After the aforesaid twenty (20) days, either party, upon ten (10) days notice to the other, may so submit the points in dispute to arbitration. The arbitrator may enter a default decision against any party who fails to participate in the arbitration proceedings.
B.    The decision of the arbitrator on the points in dispute will be final and binding, and judgment on the award may be entered in any court having jurisdiction thereof.

C.    Except as otherwise provided in this Agreement, the arbitrator will be authorized to apportion its fees and expenses and the reasonable attorneys’ fees and expenses of any such party as the arbitrator deems appropriate. In the absence of any such apportionment, the fees and expenses of the arbitrator will be borne equally by each party, and each party will bear the fees and expenses of its own attorney.
D.    The parties agree that this Section XV has been included to rapidly and inexpensively resolve any disputes between them with respect to this Agreement, and that this Section XV will be grounds for dismissal of any court action commenced by either party with respect to this Agreement, other than post-arbitration actions seeking to enforce an arbitration award. In the event that any court determines that this arbitration procedure is not binding, or otherwise allows any litigation regarding a dispute, claim, or controversy covered by this Agreement to proceed, the parties hereto hereby waive any and all right to a trial by jury in or with respect to such litigation.
E.    The parties will keep confidential, and will not disclose to any person, except as may be required by law, the existence of any controversy hereunder, the referral of any such controversy to arbitration or the status or resolution thereof.
SECTION XVI
SURVIVAL
Sections VII, VIII, IX, XI, XII, XIII, XIV, XV, XVI will continue in full force in accordance with their respective terms notwithstanding any termination of the Period of Employment.
SECTION XVII
SEPARABILITY
All provisions of this Agreement are intended to be severable. In the event any provision or restriction contained herein is held to be invalid or unenforceable in any respect, in whole or in part, such finding will in no way affect the validity or enforceability of any other provision of this Agreement. The parties hereto further agree that any such invalid or unenforceable provision will be deemed modified so that it will be enforced to the greatest extent permissible under law, and to the extent that any court of competent jurisdiction determines any restriction herein to be unreasonable in any respect, such court may limit this Agreement to render it reasonable in the light of the circumstances in which it was entered into and specifically enforce this Agreement as limited.
SECTION XVIII
NO CONFLICTS
The Executive represents and warrants to the Company that she is not a party to or otherwise bound by any agreement or arrangement (including, without limitation, any license, covenant, or commitment of any nature), or subject to any judgment, decree, or order of any court or administrative agency, that would conflict with or will be in conflict with or in any way preclude, limit or inhibit the Executive’s ability to execute this Agreement or to carry out her duties and responsibilities hereunder.
SECTION XIX
SECTION 409A OF THE CODE
A.    Section 409A. Although the Company does not guarantee to the Executive any particular tax treatment relating to the payments and benefits under this Agreement, it is intended that such payments and benefits be exempt from, or comply with, Code Section 409A and this Agreement will be construed in a manner consistent with the requirements for avoiding taxes or penalties under Code Section 409A.
B.    Separation From Service. A termination of employment will not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of amounts or benefits subject to Code Section 409A upon or following a termination of employment unless such termination is also a “Separation from Service” within the meaning of Code Section 409A and, for purposes of any such provision of this Agreement, references to a “resignation,” “termination,” “termination of employment” or like terms will mean Separation from Service.
C.    Reimbursement. With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Code Section 409A, (i) the right to reimbursement or in-kind benefits will not be subject to liquidation or exchange for another benefit and (ii) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year will not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year, provided, that the foregoing clause will not be violated with regard to expenses reimbursed under any arrangement covered by Section 105(b) of the Code solely because such expenses are subject to a limit related to the period the arrangement is in effect.
D.    Specified Employee. If the Executive is deemed on the date of termination of employment to be a “specified employee” within the meaning of that term under Section 409A(a)(2)(B) of the Code and using the identification methodology selected by the Company from time to time, or if none, the default methodology, then:
i.    With regard to any payment, the providing of any benefit or any distribution of equity that constitutes “deferred compensation” subject to Code Section 409A, payable upon separation from service, such payment, benefit or distribution will not be made or provided prior to the earlier of (x) the expiration of the six-month period measured from the date of the Executive’s Separation from Service or (y) the date of the Executive’s death; and
ii.    On the first day of the seventh month following the date of the Executive’s Separation from Service or, if earlier, on the date of death, (x) all payments delayed pursuant to this Section XVIII will be paid or reimbursed to the Executive in a lump sum, and any remaining payments and benefits due under this Agreement will be paid or provided in accordance with the normal dates specified for them herein and (y) all distributions of equity delayed pursuant to this Section XVIII will be made to the Executive.

E.    Company Discretion. Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., “payment will be made within 60 days following the date of termination”), the actual date of payment within the specified period will be within the sole discretion of the Company and the number of days referenced will refer to the number of calendar days.
F.    Compliance. Notwithstanding anything herein to the contrary, in no event whatsoever will the Company or any of its affiliates be liable for any additional tax, interest or penalties that may be imposed on the Executive by Code Section 409A or any damages for failing to comply with Code Section 409A.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first set forth above.

WYNDHAM WORLDWIDE CORPORATION

By: /s/ Mary R. Falvey
Name:    Mary R. Falvey
Title:    Executive Vice President and
Chief Human Resources Officer

/s/ Gail Mandel
Gail Mandel